Exhibit 10.1

PHH CORPORATION

AMENDED AND RESTATED

TIER I SEVERANCE PAY PLAN

Effective Date:           May 19, 2016

ARTICLE I - INTRODUCTION

PHH Corporation (referred to herein as the “Company”), hereby amend and restates the PHH Corporation Tier I Severance Pay Plan (the “Plan”), effective as of the Effective Date (as defined below), to provide severance benefits to certain employees of the Company and its Subsidiaries who suffer a loss of employment under the terms and conditions set forth in the Plan. The Plan replaces and supersedes (i) any and all severance plans, policies, and/or practices of the Company or its subsidiaries, whether written or unwritten, in effect for covered employees prior to the Effective Date and (ii) any and all severance plans, policies and or practices of any business or entity acquired by the Company effective upon the consummation of any such acquisition.

ARTICLE II - DEFINITIONS AND INTERPRETATIONS

The following definitions and interpretations of important terms apply to the Plan.

(a)                                 Agreement.  The non-competition, non-solicitation, and other restrictive covenant agreement in the form and manner required by the Company in its sole discretion from time to time that is either a 2-Year Agreement or a 1-Year Agreement.

(1)                                 A “2-Year Agreement” is an Agreement that provides non-competition and non-solicitation protection during employment and for at least two (2) years following termination of employment.

(2)                                 A “1-Year Agreement” is an Agreement that provides non-competition and non-solicitation protection during employment and for at least one (1) year following termination of employment, but less than two (2) years following termination of employment;

provided, however, that in the case of an Eligible Employee who is a licensed attorney and who is ethically and/or legally prohibited from agreeing to be bound by certain restrictive covenants, such an Eligible Employee will be deemed to have signed a 1-Year or 2-year Agreement if he or she signs an agreement not to compete in a non-legal capacity following termination from employment, in the form and manner required by the Company, in its sole discretion from time to time, for a time period not to exceed two (2) years.

(b)                                 Base Pay. An employee’s annual base salary or wages from the Company at the time of termination. Base Pay shall be determined as reflected on the Company’s payroll records, and shall not include bonuses, overtime pay, shift premiums, commissions, employer contributions for benefits, incentive or deferred compensation or other additional compensation in any form. For purposes hereof, an Eligible Employee’s Base Pay shall include any salary reduction contributions made on his or her behalf to any plan of the Company under section 125 or 401(k) of the Internal Revenue Code of 1986, as amended. One month of Base Pay shall mean an employee’s annual Base Pay divided by twelve (12).

(c)                                  Cause.  Any one of the following: (i) a material failure of the Eligible Employee to substantially perform the Eligible Employee’s duties with the Company or its Subsidiaries (other than failure resulting from incapacity due to physical or mental illness); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against, or relating to the assets of, the Company or its Subsidiaries; (iii) conviction (or plea of nolo contendere) of a felony or any crime involving moral turpitude; (iv) repeated instances of negligence in the performance of the Eligible Employee’s job or any instance of gross negligence in the performance of the Eligible Employee’s duties as an employee of the Company or one of its Subsidiaries; (v) any breach by the Eligible Employee of any fiduciary obligation owed to the Company or any Subsidiary or (vi) any breach of a material element of the Company’s Code of Business Ethics and Conduct or other applicable workplace policies, as amended from time to times; or (vii) failure by the Eligible Employee to perform Eligible Employee’s job duties for the Company or any Subsidiary to the best of Eligible Employee’s ability and in accordance with reasonable instructions and directions from the Board or its designee.

(d)                                 Change in Control. Has the same meaning as “Change in Control” under the PHH Corporation 2014 Equity and Incentive Plan (without regard to any modification in any “Award Agreement” or “Award Program,” each as defined therein).

(e)                                  Code. The Internal Revenue Code of 1986, as amended.

(f)                                   Company. PHH Corporation

(g)                                  Effective Date. As Amended, May 19, 2016

(h)                                 Eligible Employee. Any United States-based employee of the Company or a Subsidiary who: (i) is classified by the Company as an active, full-time employee and (ii) who has, prior to termination of employment, signed an Agreement with the Company. Notwithstanding the foregoing, an Eligible Employee shall not include any individual (i) classified as an independent contractor by the Company, (ii) being paid by or through an employee leasing company or other third party agency, or (iii) any other person classified by the Company as a leased employee, during the period the individual is so paid or classified even if such individual is later retroactively reclassified as a common-law employee of the Company or its Subsidiaries during all or any part of such period pursuant to applicable law or otherwise.

(i)                                     ERISA. The Employee Retirement Income Security Act of 1974, as amended.

(j)                                    General Release. The General Release provided by the Company to an Eligible Employee in connection with his or her termination of employment with the Company, which if executed by the Eligible Employee (and not timely revoked), will acknowledge his or her termination of employment with the Company and release the Company from liability for any and all claims and contain such other provisions as the Company may deem necessary or appropriate. By signing the General Release, an Employee waives all rights he or she may have under state and federal employment statutes and all common law causes of action related to his or her employment and termination thereof.

(k)                                 Management Operating Committee (MOC).  The individuals designated by the Company’s Human Capital and Compensation Committee as part of the MOC as of the Effective Date, and as may be modified from time to time by the Human Capital and Compensation Committee.

(l)                                     Non-Comparable Employment.  Employment offered by a successor employer in connection with an Asset Sale or employment with the Company or a Subsidiary following a Change in Control that results in (i) a material diminution in the Eligible Employee’s base compensation (from the amount in effect immediately before the date of the Change in Control or Asset Sale, if applicable); (ii) a material diminution in authority, duties, or responsibilities of the Eligible Employee; (iii) a material diminution in the budget over which Eligible Employee retains authority; (iv) a material change in the geographic location at which Eligible Employee is required to perform services; and (v) with regard to a Change in Control, any other action or inaction that constitutes a material breach by the Company or a Subsidiary of any agreement between the Eligible Employee and the Company or such Subsidiary; provided, however, that solely with respect to a Change in Control, for the Eligible Employee to be able to resign due to being offered Non-Comparable Employment the Eligible Employee must give the Company notice of the above conditions within 90 days after the condition first exists, the Company must not have not remedied the condition within 30 days after receiving written notice, and the Eligible Employee must resign within 60 days after the Company’s failure to remedy.

(m)                             Participant. An Eligible Employee who meets all the requirements set forth in Article III of the Plan. An individual shall cease being a Participant once payment of all severance pay and other benefits due to such individual under the Plan has been completed (or upon the death of the Participant, if earlier) and no person shall have any further rights under the Plan with respect to such former Participant.

(n)                                 Plan Administrator. The Company or such other person or committee appointed from time to time by the Company to administer the Plan. Until a successor is appointed by the Company, the Plan Administrator shall be the Company.

(o)                                 Post-Employment Restricted Period.  The Post-Employment Restricted Period is the time period following termination of employment during which the non-competition and non-solicitation provisions contained in the Agreement.

(p)                                 Subsidiary.  Any corporation, limited partnership, limited liability company or other entity (other than the Company) in or of which the Company owns, directly or indirectly, an equity interest possessing 50 percent or more of the total combined voting power of all equity interests of such entity.

(q)                                 Asset Sale.  A sale of a substantial portion of the assets of the Company or an Affiliate, as determined by the Committee, to a third party that does not constitute a Change in Control.

ARTICLE III - ELIGIBILITY

A.                                    WHO IS ELIGIBLE?

If you are an Eligible Employee, you shall become eligible for the severance pay described in Article IV of the Plan (i.e., you will become a “Participant”) by meeting the requirements set forth below:

(a)                                 your employment with the Company or a Subsidiary is involuntarily terminated for one of the following reasons:

•                                          a reduction in the Company’s or a Subsidiary’s workforce;

•                                          if you are not designated as a part of the MOC,

•                  elimination or discontinuation of your job or position (other than as a result of a sale of stock or assets to another business entity or as a result of the termination of a management contract or lease for a facility), provided that you are not offered a comparable position by the Company or a Subsidiary. For this purpose, comparability shall be determined in the sole and absolute discretion of the Plan Administrator; or

•                  elimination or discontinuation of your job or position as a result of a sale of stock or assets to another business entity or as a result of the termination of a management contract or lease for a facility, and in either case, you are not offered a job of regular employment by such business entity;

•                                          if while you are designated as part of the MOC, your job is eliminated due to an Asset Sale and your only offer of employment from the third party buyer or successor entity is for Non-Comparable Employment;

•                                          if while you are designated as part of the MOC, the Company experiences a Change in Control and in the two (2) year period following the Change in Control you voluntarily terminate employment with the Company or a Subsidiary because your employment becomes Non-Comparable Employment;

•                                          your employment is terminated involuntarily by the Company or a Subsidiary without Cause; or

•                                          other circumstances as the Plan Administrator, in its sole and absolute discretion, deems appropriate for the payment of severance;

(b)                                 you deliver a signed and dated General Release to the individual whose signature appears on the cover letter accompanying the Plan and the General Release by no later than the date (if any) set forth in the General

Release, and the time for you to revoke such General Release (if any) as specified in the General Release has expired; provided, however, that such General Release has been delivered and the time for you to revoke such General Release has expired (and you have not revoked such General Release), no later than sixty (60) days following your termination of employment; and

(c)                                  the Company has not determined that you, either prior or subsequent to your termination of employment, have (a) misappropriated or improperly used or disclosed any confidential or proprietary information of the Company; (b) failed to comply with any contractual obligations to the Company (including, without limitation, the Agreement); (c) solicited for hire away from the Company, any current Company employees absent the Company’s consent; or (d) taken any action which the Company, in its sole discretion, deems to have been inimical or detrimental to the interests of the Company.

For purposes of this Plan, references to termination of employment or similar terms hereunder shall mean a “separation from service” within the meaning of Code Section 409A.

If you do not satisfy all of the above requirements, you shall not be considered a Participant, and you shall not be entitled to commence or continue to receive any benefits under the Plan. Additionally, you shall not become a Participant, and shall not become entitled to benefits while you continue to be employed by the Company or a Subsidiary as an employee or independent contractor or for any period following your rehire by the Company or a Subsidiary subsequent to your termination of employment.

B.                                    WHO IS NOT ELIGIBLE?

You shall not be eligible for severance pay under this Plan if your employment is terminated for any reason other than set forth in paragraph A, including, but not limited to:

•                                          retirement;

•                                          voluntary termination (other than if you are an individual who is designated as part of the MOC and the circumstances of your voluntary termination are described in Article III, Section A);

•                                          any termination of your employment by the Company for reasons other than those described in Article III, Section A;

•                                          if you are not designated as a part of the MOC

•                                          elimination or discontinuation of your job or position (other than in connection with a sale of assets or stock to another business entity or as a result of the termination of a management contract or lease for a facility), if you are offered a comparable position by the Company or a Subsidiary. For this purpose, comparability shall be determined in the sole and absolute discretion of the Plan Administrator. [

•                                          elimination or discontinuation of your job or position as a result of a sale of stock or assets to another business entity or as a result of the termination of a management contract or lease for a facility, and in either case, you are offered a job of regular employment by such business entity.

In addition, if you have a separate employment agreement that is in effect on the date you begin employment with the Company which expressly provides for severance pay, you shall not be eligible for benefits under this Plan for as long as you continue to be covered by that employment agreement.  If, after the time you become eligible for this Plan, you execute a separate employment agreement with the Company which agreement expressly provides for severance pay, then you will no longer be eligible for this Plan.

ARTICLE IV - SEVERANCE PAY

A.                                    SCHEDULE OF BENEFITS

If you and the Company most recently signed a 2-Year Agreement when you become a Participant, you will receive the following benefits under the Plan: (i) the sum of (a) two (2) years of Base Pay, and (b) solely if you are designated as part of the MOC, one hundred percent (100%) of the target amount of the cash incentive bonus award granted to you under the Management Incentive Plan for the year of your termination of employment, (or if you have not received a cash incentive bonus award for the year of your termination, then one hundred percent (100%) of the target amount of the cash incentive bonus award granted to you for the year prior to the year of your termination), paid in substantially equal installments no less frequently than monthly for two (2) years following your termination of employment; (ii) a monthly amount equal to the cost of coverage (as determined pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)) under the Company’s group health plan at the level in which you were enrolled at the time of your termination of employment payable in substantially equal monthly installments no less frequently than monthly for two (2) years following your termination of employment; and (iii) reasonable outplacement services to be provided by a provider selected by the Company, in a value to be determined by the Company and not to exceed the dollar limit under Code Section 402(g) for the year of your separation (for 2016, that limit is $18,000), and to be provided over not more than two (2) years beyond your termination of employment.

If you and the Company most recently signed a 1-Year Agreement with a one (1) year Post-Employment Restricted Period, then when you become a Participant, you will receive the following benefits under the Plan: (i) the sum of (a) one (1) year of Base Pay, and (b) solely if you are designated as part of the MOC, one hundred percent (100%) of the target amount of the cash incentive bonus award granted to you under the Management Incentive Plan for the year of your termination of employment, (or if you have not received a cash incentive bonus award for the year of your termination, then one hundred percent (100%) of the target amount of the cash incentive bonus award granted to you for the year prior to the year of your termination), paid in substantially equal installments no less frequently than monthly for one (1) year following your termination of employment, (ii) a monthly amount equal to the cost of coverage (as determined pursuant to COBRA) under the Company’s group health plan at the level in which you were enrolled at the time of your termination of employment payable in substantially equal monthly installments no less frequently than monthly for one (1) year following your termination of employment; and (iii) reasonable outplacement services to be provided by a provider selected by the Company, in a value to be determined by the Company and not to exceed the dollar limit under Code Section 402(g) for the year of your separation (for 2016, that limit is $18,000), and to be provided over not more than two (2) years beyond your termination of employment.

If you and the Company most recently signed a 1-Year Agreement with a Post-Employment Restricted Period of greater than one (1) year, then when you become a Participant, you will receive the following benefits under the Plan during the Restricted Period: (i) the sum of (a) a monthly Base Pay, and (b) solely if you are designated as part of the MOC, one hundred percent (100%) of the target amount of the cash incentive bonus award granted to you under the Management Incentive Plan for the year of your termination of employment, (or if you have not received a cash incentive bonus award for the year of your termination, then one hundred percent (100%) of the target amount of the cash incentive bonus award granted to you in the year prior to the year of your termination), paid in substantially equal installments no less frequently than monthly for the Post-Employment Restricted Period, (ii) a monthly amount equal to the cost of coverage (as determined pursuant to COBRA) under the Company’s group health plan at the level in which you were enrolled at the time of your termination of employment payable in substantially equal monthly installments no less frequently than monthly for the number of full months of the Post-Employment Restricted Period following your termination of employment; and (iii) reasonable outplacement services to be provided by a provider selected by the Company, in a value to be determined by the Company and not to exceed the dollar limit under Code Section 402(g) for the year of your separation (for 2016, that limit is $18,000), and to be provided over not more than two (2) years beyond your termination of employment.

Notwithstanding any provision of this Plan to the contrary, the Plan Administrator, in its sole and absolute discretion and based on such criteria as the Plan Administrator deems relevant, may, vary the severance benefits under this Plan; provided, however, that in no event will a Participant receive more than two times the Participant’s “annual compensation” (as defined under a 29. C.F.R. 2510.3-2(b) or any successor thereto) for the year immediately preceding the Participant’s termination of employment. In addition, in no event will any employee be entitled to receive severance pay under this Plan in addition to severance pay provided for under a separate employment agreement or from any other source.  To the extent the severance benefits are subject to Code Section 409A, any change in the time and form of payment of the severance benefits (including, without limitation, a change due to a Participant signing a different Agreement) must comply with Code Section 409A.

B.                                    WHEN BENEFITS WILL BE PAID

Severance pay benefits are payable to you in substantially equal installments no less frequently than monthly for the periods set forth in Paragraph A, subject to applicable federal, state and local tax deductions and withholding.  Such payments will commence as soon as practicable after the General Release has been executed by you and becomes irrevocable, but in no event later than the sixtieth (60th) day following your termination of employment, provided, however, that if the sixty (60) day period following your termination of employment begins in one calendar year and ends in the following calendar year, payments will not commence prior to the first day of such following calendar year.  All installments that would have been paid if installments had begun on your termination of employment will accumulate and be paid with the first installment payment.

If a payment obligation under this Plan arises on account of your termination of employment while you are a “specified employee” (as defined under Code section 409A and the regulations thereunder and determined in good faith by the Board), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) shall be made within 15 days after the end of the six-month period beginning on the date of such termination of employment or, if earlier, within 15 days after appointment of the personal representative or executor of your estate following your death.  All installments that would have been paid if installments had begun on your termination of employment will accumulate and be paid with the first installment payment.

You shall not be eligible after your date of termination for continued coverage under the Company’s medical/dental plans (except to the extent you elect to continue such coverage as under COBRA or otherwise required pursuant to the terms of the Plan, from time to time).

For purposes of Code Section 409A, the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments.

ARTICLE V - GENERAL PROVISIONS OF THE PLAN

(a)                                 Re-employment. If you are re-employed by the Company or a Subsidiary after severance has commenced being paid to you, severance payments will cease.

(b)                                 Termination, Amendment and Modification. Notwithstanding anything in this Plan to the contrary, the Company expressly reserves the right, at any time, for any reason, without limitation, and in its sole and absolute discretion, to terminate, amend or modify the Plan and any or all of the benefits provided thereunder, either in whole or in part, whether as to all persons covered thereby or as to one or more groups thereof. The termination, amendment or modification of the Plan shall be effected by a document in writing.

(c)                                  No Additional Rights Created. Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any Participant, Eligible Employee (or any beneficiary of either), or other person any legal or equitable right against the Company or any officer, director or employee thereof; and in no event shall the terms and conditions of employment by the Company of any Eligible Employee be modified or in any way affected by this Plan. There is no promise of employment of any kind by the Company contained in this Plan. Regardless of what this Plan provides, the Company remains free to change wages and all other working conditions without notice of agreement. The Company also continues to have the absolute right to terminate your employment with or without Cause.

(d)                                 Records. The records of the Company with respect to employment history, Base Pay, years of service, absences, and all other relevant matters shall be conclusive for all purposes of this Plan.

(e)                                  Construction. The respective terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirements of ERISA (to the extent applicable), or any subsequent laws or amendments thereto. To the extent not in conflict with the preceding sentence or another provision in the Plan, the construction and administration of the Plan shall be in accordance with the laws of the New Jersey applicable to contracts made and to be performed within such state (without reference to its conflicts of law provisions).

(f)                                   Severability. Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

(g)                                  Financing. The Company shall pay for benefits under the Plan out of its general assets. No Participant or any other person shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall not be secured by any assets of the Company.

(h)                                 Nontransferability. In no event shall the Company make any payment under this Plan to any assignee or creditor of a Participant, except as otherwise required by law. Prior to the time of a payment hereunder, a Participant shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.

(i)                                     Incompetency. In the event that the Plan Administrator finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant (or designated beneficiary) was or would have been otherwise entitled under this Plan.

(j)                                    Welfare Plan.  The Company intends that this Plan constitute a “welfare plan” under ERISA and any ambiguities in this Plan shall be construed to effect that intent.

(k)                                 Effect of 280G/4999.  Notwithstanding anything in the Plan or any other agreement (written or oral) to the contrary, if the total payments to be paid to a Participant hereunder, along with any other compensation provided to the Participant, would result in the Participant being subject to the excise tax imposed by Code Section 4999, the Company shall reduce the aggregate compensation to the largest amount which can be paid to the Participant without triggering the excise tax, but only if and to the extent that such reduction would result in the Participant retaining larger aggregate after-tax compensation.  The determination of the excise tax and the aggregate after-tax compensation to be received by the Participant will be made by the Company.  If compensation is to be reduced, the compensation to be provided latest in time will be reduced first and if compensation is to be provided at the same time, non-cash compensation will be reduced before cash compensation.  By signing the General Release and receiving payments under the Plan, the Participant agrees to the application of this Subsection (k) to all compensation that may be subject to the excise tax imposed by Code Section 4999.  It is possible that after the determinations and selections made pursuant to this Subsection the Participant will receive compensation in the aggregate more than the amount provided under this Subsection (“Overpayment”) or less than the amount provided under this Subsection (“Underpayment”).

•                  In the event that: (A) the Company determines, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Company believes has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Participant shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Participant’s receipt of the Overpayment until the date of repayment.

•                  In the event that: (A) the Company, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of the Participant together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount would have otherwise been paid to the Participant until the payment date.

ARTICLE VI - OTHER IMPORTANT INFORMATION

(a)                                 Claim Procedure.

How to File a Claim. If you feel you have not been provided with all benefits to which you are entitled under the Plan, you may file a written claim with the Plan Administrator with respect to your rights to receive benefits from the Plan. If you wish to make a claim for payment of benefits under the Plan, a claim must be filed by contacting the Vice President of Compensation and Rewards, within the Human Resources Department (or his or her designee) at the Company’s headquarters in Mount Laurel, New Jersey within 90 days of the date you received notification from the Company that your benefits were denied. You may be required to provide additional information. After your claim has been processed, you will be notified in writing if any benefits are denied in whole or in part, or if any additional information is required by the office that processes your claim. You will receive this written notification within 90 days after it is filed. Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review your claim. If this occurs, you will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process your claim. If you are not notified within the 90-day (or 180-day, if so extended) period, you may consider your claim to be denied.

How to Appeal a Claim. If your claim is denied, in whole or in part, you will be notified in writing of the specific reason(s) for the denial, the exact plan provision(s) on which the decision was based, what additional material or information is relevant to your case, what procedure you should follow to get your claim reviewed again, the time limits applicable to such procedure, including a statement of your right to bring a civil action under Section 502(a) of ERISA following a denial on appeal. If you do not agree with the reason why your claim was denied in whole or in part, you should you then have sixty (60) days to appeal the decision to the Plan Administrator.  Your appeal will take into account all comments, documents, records, and other information you submit relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

You may also request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim.  You may also submit written comments, documents, records, and other information relating to the denied claim to the Plan Administrator.

No later than sixty (60) days following the receipt of the written application for review, the Plan Administrator shall submit its decision on the review in writing to you or your representative, if any, unless the Plan Administrator determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review.  If the Plan Administrator determines that the extension of time is required, the Plan Administrator will furnish you with written notice of the extension before the expiration of the initial sixty (60) day period.  The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision on review.

If your appeal is denied, in whole or in part, you will be notified in writing of the specific reason(s) for the denial; the exact plan provision(s) on which the decision was based; a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits; and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review. The decision on your appeal will be final and binding on all parties and persons affected thereby. If you are not notified within the 60-day (or l20-day, if so extended) period, you may consider your appeal as denied.

No claim may be filed with a court regarding a denial of a claim for benefits under the Plan until you have exhausted these administrative review procedures.

(b)                                 Plan Interpretation and Benefit Determination. The Plan is administered and operated by the Plan Administrator, who has the exclusive discretionary authority and power to determine eligibility for benefits and to construe the terms and provisions of the Plan, to determine questions of fact and law arising under the Plan, to direct disbursements pursuant to the Plan and to exercise all other powers specified herein or which may be implied from the provisions hereof. The Plan administrator may adopt such rules for the conduct of the administration of the Plan as it may deem appropriate. All interpretations and determinations of the Plan Administrator shall be final and binding upon all parties and persons affected thereby. The Plan Administrator may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Plan Administrator shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction.

(c)                                  Your Rights Under ERISA. A Participant in the Plan is entitled to certain rights and protections under ERISA.  ERISA provides that all Participants will be entitled to (a) examine, without charge, at the Plan Administrator’s office, and at other specified locations, all Plan documents; and (b) obtain copies of all Plan documents upon written request to the Plan Administrator, who may make a reasonable charge for the copies.  In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Participants.  No one, including the Company or other person, may fire an employee or otherwise discriminate against an employee in any way to prevent the employee from obtaining a benefit under this Plan or exercising his or her rights under ERISA.  If a claim for a welfare benefit is denied in whole or in part, an employee must receive a written explanation of the reason for the denial.  Within certain time limits specified in the Plan, an employee has the right to have the Plan review and reconsider a claim.  Under ERISA, there are steps an employee can take to enforce the above rights.  For instance, if an employee requests materials from the Plan and does not receive them within 30 days, the employee may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay the employee up to $110 a day until the employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If an employee has a claim for benefits hereunder which is denied or ignored, in whole or in part, the employee may file suit in a state or federal court.  If it should happen that Plan fiduciaries misuse the Plan’s money, or if an employee is discriminated against for asserting his or her rights, the employee may seek assistance from the U.S. Department of Labor, or the employee may file a suit in a federal court.  The court will decide who should pay court costs and legal fees.  If the employee is successful, the court may order the person sued to pay these costs and fees.  If the employee loses, the court may order the employee to pay these costs and fees, for example, if it finds the employee’s claim is frivolous.

If an employee has any questions about the Plan, the employee should contact the Plan Administrator.  If the employee has any questions about this statement or about his or her rights under ERISA, he or she should contact the nearest office of Employee Benefits Security Administration, U. S. Department of Labor, listed in your telephone directory (formerly known as the Pension and Welfare Medical Benefits Administration) or the Employee Benefits Security Administration, U. S. Department of Labor, 200 Constitution Avenue N.W., Washington, D. C. 20210.  An employee may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

(d)                                 Plan Document.  This document shall constitute both the plan document and summary plan description and shall be distributed to all Eligible Employees in this form.

(e)                                  Other Important Facts.

OFFICIAL NAME OF THE PLAN:	PHH Corporation Tier I Severance Pay Plan

SPONSOR:	PHH Corporation 3000 Leadenhall Road Mount Laurel, New Jersey 08054 Phone: (856) — 917-6000

EMPLOYER IDENTIFICATION NUMBER (EIN):	52-0551284

PLAN NUMBER:	509

TYPE OF PLAN:	Employee Welfare Benefit Plan

END OF PLAN YEAR:	December 31st

TYPE OF ADMINISTRATION:	Employer Administered

PLAN ADMINISTRATOR:	PHH Corporation c/o Employee Benefits Department 3000 Leadenhall Road Mount Laurel, New Jersey 08054 Phone: (856) 917 - 6000

EFFECTIVE DATE:	September 27, 2012, as amended, May 19, 2016.

RECORDS:	The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator will also answer any questions you may have about the Plan.

AGENT FOR SERVICE OF LEGAL PROCESS:	Employee Benefits Committee c/o General Counsel PHH Corporation 3000 Leadenhall Road Mount Laurel, New Jersey 08054 Phone: (856) — 917-6000

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer.

PHH CORPORATION

By:	/s/ Glen A. Messina
Name:	Glen A. Messina
Title:	President and Chief Executive Officer
Date:	May 19, 2016